Exhibit 99.1

FRONTVIEW REIT, INC.
2024 OMNIBUS EQUITY AND INCENTIVE PLAN

Adopted by the Board as of October 1, 2024
Approved by the Stockholders as of October 1, 2024

1.	Purpose.

 The purpose of the Plan is to assist the Company with attracting, retaining, incentivizing and motivating officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company and its Subsidiaries and to align those interests with those of the stockholders of the Company and its Subsidiaries.

2.	Definitions. For purposes of the Plan:

 2.1.          “Adjustment Event” shall have the meaning ascribed to such term in Section 14.1.

 2.2.          “Award” means, individually or collectively, a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Cash-Based Award, a Share Award, an LTIP Unit or any or all of them.

 2.3.          “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

 2.4.          “Base Price” shall have the meaning ascribed to such term in Section 6.4.

 2.5.          “Beneficiary” shall have the meaning ascribed to such term in Section 13.2(d).

 2.6.          “Board” means the Board of Directors of the Company.

 2.7.          “Cash-Based Award” means an Award granted to an Eligible Individual under Section 11.

 2.8.          “Cause” means with respect to the Termination of a Participant by the Company or any Subsidiary of the Company that employs such individual or for which the Participant provides services (or by the Company on behalf of any such Subsidiary), (a) if the Participant is at the time of Termination a party to an employment, service or a severance agreement with the Company or one of its Subsidiaries that defines such term, the meaning ascribed therein, and (b) in all other cases, any of the following that remains uncured (if curable) for ten days after the Participant’s receipt of written notice thereof from the Company: (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of its Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which the Participant is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which the Participant is employed or to which the Participant provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business, financial condition or reputation of the Company, (iv) the Participant’s violation of such Participant’s employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject, or (v) the Participant’s deliberate and continued failure to perform such Participant’s material duties to the Company or any of its Subsidiaries. If the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Board may provide the Participant with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case the Participant’s termination of employment will be considered a termination for “Cause.”

 2.9.          “Change in Control” means and includes the occurrence of any one of the following events:

(a) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b) any Person becomes a “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of either (x) 50% or more of the then-outstanding Shares or (y) securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (the “Voting Securities”); provided, that for purposes of this subsection (b), the following acquisitions of Shares or Voting Securities shall not constitute a Change in Control: (i) an acquisition directly from the Company, (ii) an acquisition by the Company or any Subsidiary, (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) hereof);

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (x) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Shares and outstanding Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Shares and the outstanding Voting Securities, as the case may be, and (y) no Person (other than (i) the Company or any Subsidiary, (ii) the Surviving Entity or its ultimate parent entity, or (iii) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (z) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (x), (y) and (x) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

 2.10.        “Code” means the Internal Revenue Code of 1986, as amended.

 2.11.        “Committee” means the Committee which administers the Plan as provided in Section 3.

 2.12.        “Company” means FrontView REIT, Inc., a Maryland corporation, or any successor thereto.

 2.13.      “Consultant” means any consultant or advisor, other than an Employee or Nonemployee Director, who is a natural person and who renders services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

 2.14.       “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other transaction or event having a similar effect on the Company’s capital stock or (b) a liquidation or dissolution of the Company. For the avoidance of doubt a Corporate Transaction may be a transaction that is also a Change in Control.

 2.15.        “Director” means a member of the Board.

 2.16.       “Disability” means, with respect to a Participant, (a) if the Participant is a party to an employment, service or a severance agreement with the Company or one of its Subsidiaries that defines such term, the meaning ascribed therein, and (b) in all other cases, a permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request.

 2.17.        “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

 2.18.        “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

 2.19.        “Effective Date” means the date of the Plan’s approval by the Board, subject to the approval of the Company’s stockholders.

 2.20.        “Eligible Individual” means any Employee, Director or Consultant.

 2.21.       “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period the Employee is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period.

 2.22.       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 2.23.        “Fair Market Value” on any date means:

(a) if the Shares are listed for trading on a national securities exchange, (i) the closing price at the close of the primary trading session of the Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as officially quoted in the consolidated tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price; or (ii) in such other manner as determined and approved by the Committee in reference to the official market quotations and which complies with, as applicable, Section 409A and Section 422 of the Code; or

(b) if the Shares are not listed for trading on a national securities exchange, the fair market value of the Shares, as determined in good faith by the Committee, and, if applicable, in accordance with Section 409A and Section 422 of the Code.

 2.24.        “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

 2.25.        “LTIP Units” means units of partnership interest, including one or more classes of profit interests, in the Operating Partnership.

 2.26.        “Nonemployee Director” means a Director of the Board who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

 2.27.        “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

 2.28.        “Operating Partnership” means FrontView Operating Partnership LP, a Delaware limited partnership.

 2.29.        “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

 2.30.        “Option Price” means the price at which a Share may be purchased pursuant to an Option.

 2.31.        “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

 2.32.        “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

 2.33.        “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

 2.34.        “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Individual under Section 9.2.

 2.35.        “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

 2.36.        “Performance Objectives” means the objectives set forth in Section 9.3 for the purpose of determining, either alone or together with other conditions, the degree of payout and/or vesting of Performance Awards.

 2.37.        “Performance Share Units” means Performance Share Units granted to an Eligible Individual under Section 9.1(b).

 2.38.        “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1(a).

 2.39.        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

 2.40.        “Plan” means this FrontView REIT, Inc. 2024 Omnibus Equity and Incentive Plan, as amended from time to time.

 2.41.        “Plan Termination Date” means the tenth anniversary of the Effective Date, unless the Plan is earlier terminated pursuant to Section 17.

 2.42.        “REIT Subsidiary” means FrontView Employee Sub, LLC, a Delaware limited liability company.

 2.43.        “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.1.

 2.44.        “Restricted Stock Units” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

 2.45.        “SAR Payment Amount” shall have the meaning ascribed to such term in Section 6.4.

 2.46.        “Section 409A” means Section 409A of Code, and all regulations, guidance, and other interpretative authority issued thereunder.

 2.47.        “Securities Act” means the Securities Act of 1933, as amended.

 2.48.        “Share Award” means an Award of Shares, an Award valued in whole or in part by reference to, or otherwise based on, Shares, or an Award otherwise denominated in Shares and granted pursuant to Section 10.

 2.49.        “Shares” means the shares of the Company’s common stock, par value $0.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

 2.50.        “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 6.

 2.51.       “Subsidiary” means (a) except as provided in subsection (b) below, any corporation (or other legal entity) which is a subsidiary corporation that is a subsidiary corporation (or would be a subsidiary corporation if such entity were a corporation) within the meaning of Section 424(f) of the Code with respect to the Company and (b) in relation to the eligibility to receive Awards other than Incentive Stock Options and continued employment or the provision of services for purposes of Awards (unless the Committee determines otherwise), (i) the REIT Subsidiary, (ii) the Operating Partnership and (iii) any entity, whether or not incorporated, in which the Company, the REIT Subsidiary or the Operating Partnership directly or indirectly owns at least twenty-five percent (25%) of the outstanding equity or other ownership interests.

 2.52.       “Ten-Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to such Eligible Individual, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

 2.53.       “Termination”, “Terminated” or “Terminates” shall mean the date on which a Participant’s continuous service to the Company and its Subsidiaries terminates. A change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Director or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary, will not terminate a Participant’s service to the Company and its Subsidiaries; provided, that if the entity for which a Participant is rendering services ceases to qualify as a Subsidiary, as determined by the Committee, such Participant’s service will be considered to have terminated on the date such entity ceases to qualify as a Subsidiary. Notwithstanding the foregoing and except as otherwise determined by the Committee, a leave of absence will not be treated as a Termination for purposes of vesting in an Award, unless otherwise provided in the Company’s leave of absence policy or arrangement applicable to the Participant’s Awards or as otherwise required by law.

 2.54.        “Transaction Agreement” shall have the meaning ascribed to such term in Section 15.1(a).

3.	Administration.

 3.1.        Committee. The Plan shall be administered by a Committee appointed by the Board. The Committee shall consist of at least two Directors and may consist of the entire Board; provided, that if the Committee consists of less than the entire Board, then, with respect to any Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist solely of two or more Nonemployee Directors. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The initial Committee shall be the Compensation Committee of the Board.

 3.2.          Meetings; Procedure. The Committee shall hold meetings when it deems necessary and shall keep minutes of its meetings. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee. All decisions and determinations by the Committee in the exercise of its powers hereunder shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other Persons having any interest therein.

 3.3.          Board Reservation and Delegation.

(a) The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself or exercises the authority and responsibility of the Committee, the Board shall be deemed to be acting as the Committee for purposes of the Plan and references to the Committee in the Plan shall be to the Board.

(b) Subject to applicable law, the Board or the Committee may delegate, in whole or in part, any of the authority of the Committee hereunder (subject to such limits as may be determined by the Board or the Committee) to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company or any of its Subsidiaries and who are not subject to Section 16 of the Exchange Act. To the extent that the Board or the Committee delegates any such authority to make Awards as provided by this Section 3.3(b), all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s or the Committee’s delegate.

 3.4.          Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan, including, without limitation, the power from time to time to:

(a) determine those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Shares or amount of cash in respect of which each Award is granted, prescribe the terms and conditions (which need not be identical) of each such Award, including, (i) in the case of Options, the exercise price per Share and the duration of the Option, (ii) in the case of Stock Appreciation Rights, the Base Price per Share and the duration of the Stock Appreciation Right, and (iii) make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(b) construe and interpret the Plan and the Awards granted hereunder, establish, amend and revoke rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective;

(c) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(d) cancel, with the consent of the Participant, outstanding Awards or as otherwise permitted under the terms of the Plan;

(e) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan, including for the avoidance of doubt the power to accelerate the exercisability, vesting or lapse of restrictions of an Award, as applicable, or portion thereof at any time; and

(f) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

 3.5.         Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive, Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements or amendments thereto, as to the Eligible Individuals to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

 3.6.         Non-U.S. Employees. Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may establish subplans, determine the terms and conditions of Awards, and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

 3.7.         Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder; provided, that no Committee member may settle any such claim without the written consent of the Board.

 3.8.         No Repricing of Options or Stock Appreciation Rights. The Committee shall have no authority to (a) make any adjustment (other than in connection with an Adjustment Event, a Corporate Transaction or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants or other means, or (b) cancel for cash or other consideration any Option whose Option Price is greater than the then Fair Market Value of a Share or Stock Appreciation Right whose Base Price is greater than the then Fair Market Value of a Share unless, in either case the Company’s stockholders shall have approved such adjustment, amendment or cancellation.

4.	Stock Subject to the Plan; Grant Limitations.

 4.1.         Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall not exceed 1,722,719 Shares, all of which may be issued upon exercise of Incentive Stock Options. The Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares.

 4.2.         Nonemployee Director Limit. With respect to Awards granted hereunder to a Nonemployee Director, the aggregate number of Shares that may be issued pursuant to Awards granted under the Plan in any fiscal year to an individual Nonemployee Director may not exceed that number of Shares representing a Fair Market Value equal to the positive difference, if any, between $500,000 and the aggregate value of any annual cash retainer paid to the Nonemployee Director (excluding the value any chairperson retainer or fee and meeting fees received by a Nonemployee Director in respect of such fiscal year). The limitation in this Section 4.2 shall apply commencing with the first fiscal year that begins following the Effective Date.

 4.3.          Calculating Shares Available. If an Award or any portion thereof (a) expires or otherwise terminates without all of the Shares covered by such Award having been issued or (b) is settled in cash (i.e., the Participant receives cash rather than Shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Shares that may be available for issuance under the Plan. If any Shares issued pursuant to an Award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such Shares in the Participant, then the Shares that are forfeited or reacquired will again become available for issuance under the Plan. Any Shares tendered or withheld (i) to pay the Option Price of an Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan shall not become available again for issuance under this Plan.

5.	Stock Options.

 5.1.          Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, the terms and conditions of the grant of which shall be set forth in an Award Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any of its Subsidiaries on the date the Incentive Stock Option is granted. Options shall be subject to the following terms and provisions:

 5.2.         Option Price. The Option Price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Award Agreement; provided, that the exercise price per Share subject to each Option shall not be less than the greater of (a) the par value of a Share and (b) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

 5.3.         Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided, that an Incentive Stock Option shall not be exercisable after the expiration of ten years from the date it is granted (five years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten years from the date it is granted; provided, further, that unless the Committee provides otherwise, (a) an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one year following the date of the Participant’s death, even if such period extends beyond ten years from the date the Option is granted, and (b) if, at the time an Option (other than an Incentive Stock Option) would otherwise expire at the end of its term, the exercise of the Option is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until 30 days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option, except as otherwise provided herein in this Section 5.3.

5.4.          Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which an Option shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

 5.5.          Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. When applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options in reverse of the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

 5.6.         Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any of, or any combination of, the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee. Any Shares transferred to or withheld by the Company as payment of the Option Price under an Option, if so permitted pursuant to clause (b) above, will be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option or by such other method required by applicable law. In addition, (i) the Committee may provide for the payment of the Option Price through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Option Price and (ii) an Option may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

 5.7.         Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised with respect to such Shares pursuant to the terms of the applicable Award Agreement, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant and (c) the Participant’s name, or the name of such Participant’s broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Award Agreement.

 5.8.          Effect of Change in Control. Any specific terms applicable to an Option in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

6.	Stock Appreciation Rights.

 6.1.         Grant. The Committee may grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. Awards of Stock Appreciation Rights shall be subject to the following terms and provisions.

 6.2.          Terms; Duration. Stock Appreciation Rights shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten years; provided, that unless the Committee provides otherwise, (a) a Stock Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one year following the date of the Participant’s death even if such period extends beyond ten years from the date the Stock Appreciation Right is granted, and (b) if, at the time a Stock Appreciation Right would otherwise expire at the end of its term, the exercise of the Stock Appreciation Right is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until 30 days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Stock Appreciation Right, extend the period within which the Stock Appreciation Right may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Stock Appreciation Right could have been exercised and the 10th anniversary of the date of grant of the Stock Appreciation Right, except as otherwise provided herein in this Section 6.2.

 6.3.          Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which a Stock Appreciation Right shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Stock Appreciation Right expires. The Committee may accelerate the exercisability of any Stock Appreciation Right or portion thereof at any time.

 6.4.         Amount Payable. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted (the “Base Price”) by (b) the number of Shares as to which the Stock Appreciation Right is being exercised (such amount, the “SAR Payment Amount”). Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

 6.5.          Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised.

 6.6.          Form of Payment. Payment of the SAR Payment Amount may be made in the discretion of the Committee solely in whole Shares having an aggregate Fair Market Value equal to the SAR Payment Amount, solely in cash or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment shall be rounded down to the nearest whole Share.

 6.7.          Effect of Change in Control. Any specific terms applicable to a Stock Appreciation Right in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

7.	Dividends; Dividend Equivalent Rights.

 The Committee in its discretion may provide for the payment of dividends or Dividend Equivalent Rights, as applicable, either as part of an Award at the time such Award is granted or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each dividend or Dividend Equivalent Right shall be specified in the Award Agreement evidencing the Award. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon the issuance of an Award of Restricted Stock (other than an Award of Performance-Based Restricted Stock), the Participant shall have the right to receive all dividends or other distributions paid or made with respect to the Shares (whether or not the restrictions on such Shares have lapsed) at the time such dividends or other distributions are paid. Unless the Committee determines otherwise and as set forth in the Award Agreement, no amounts in respect of dividends or Dividend Equivalent Rights shall be paid on unvested or unearned Restricted Stock Units, Performance-Based Restricted Stock Units or Performance-Based Restricted Stock, and if awarded (1) amounts payable in respect of such dividends or Dividend Equivalent Rights shall be accrued until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate; (2) the Committee shall determine whether such accrued amount is to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares; and (3) Dividend Equivalent Rights may be settled, at such time as the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate, in cash or Shares or a combination thereof, in a single installment or multiple installments, each as determined by the Committee at any time prior to or at the time of such settlement and in accordance with Section 409A, as applicable.

8.	Restricted Stock; Restricted Stock Units.

 8.1.          Restricted Stock. The Committee may grant Awards of Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. In the case of grants originally denominated as a cash value, the manner by which the number of Shares of Restricted Stock subject to the Award will be calculated shall be determined by the Committee. Each Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Share certificates. With respect to Shares in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Restricted Stock shall be subject to the following terms and provisions:

(a)     Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted; provided, that the Participant has executed an Award Agreement evidencing the Award (which, in the case of an electronically distributed Award Agreement, shall be deemed to have been executed by an acknowledgement of receipt or in such other manner as the Committee may prescribe) and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon the issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)     Terms and Conditions. Each Award Agreement shall specify the number of Shares of Restricted Stock to which it relates, the conditions which must be satisfied in order for the Restricted Stock to vest and the circumstances under which the Award will be forfeited.

(c)     Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

      (d)     Effect of Change in Control. Any specific terms applicable to Restricted Stock in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

 8.2.         Restricted Stock Unit Awards. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. In the case of grants originally denominated as a cash value, the manner by which the number of Restricted Stock Units subject to the Award will be calculated shall be determined by the Committee. Notwithstanding the generality of the foregoing, Awards of Restricted Stock Units shall be subject to the following terms and provisions:

(a) Payment of Awards. Each Restricted Stock Unit shall represent the right of the Participant to receive one Share upon vesting of the Restricted Stock Unit or on any later date specified by the Committee; provided, that the Committee may provide for the settlement of Restricted Stock Units in cash equal to the Fair Market Value of the Shares that would otherwise be delivered to the Participant (determined as of the date the Shares would have been delivered), or a combination of cash and Shares. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of a vested Restricted Stock Unit.

(b) Effect of Change in Control. Any specific terms applicable to Restricted Stock Units in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

9.	Performance Awards.

 9.1.          Performance Units and Performance Share Units. The Committee may grant Awards of Performance Units and/or Performance Share Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Awards of Performance Units and Performance Share Units shall be subject to the following terms and provisions:

(a) Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including, without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the specified dollar amount or a percentage or multiple of the specified dollar amount depending on the level of Performance Objective attained. The Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit.

(b) Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including, without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit became vested or any other date specified by the Committee. The Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit.

(c) Terms and Conditions; Vesting and Forfeiture. Each Award Agreement shall specify the number of Performance Units or Performance Share Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Units or Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(d) Payment of Awards. Subject to Section 9.3(c), payment to Participants in respect of vested Performance Units and Performance Share Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

 9.2.        Performance-Based Restricted Stock. The Committee may grant Awards of Performance-Based Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. With respect to Shares in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a) Rights of Participant. Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Award Agreement evidencing the Award, and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and, subject to Section 7, to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Terms and Conditions. Each Award Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance-Based Restricted Stock to vest, the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(c) Delivery of Shares. Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

 9.3.          Performance Objectives.

(a) Establishment. With respect to any Performance Awards, Performance Objectives for Performance Awards may be expressed in terms of: Performance objectives (“Performance Objectives”) may be expressed in terms of (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; or (xxv) any other individual, operational, financial or other goal as may be determined by the Committee; (xxvi) funds from operations or adjusted funds from operations; or (xxvii) any combination of or a specified increase in any of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries or Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established by the Committee while the performance relating to the Performance Objectives remains substantially uncertain.

(b) Effect of Certain Events. The Committee may adjust the Performance Objectives after it has been issued in respect of a Performance Award to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year; or (vi) other extraordinary or unusual events as determined by the Committee. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall determine that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Shares to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under an Award granted under this Section 9. The Committee may exercise such discretion in a non-uniform manner among Participants.

(d) Effect of Change in Control. Any specific terms applicable to a Performance Award in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

10.	Share Awards.

 The Committee may grant a Share Award, including Awards of fully vested Shares, to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion; provided, that any dividend rights provided in respect of a Share Award shall be in compliance with Section 7 of the Plan. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Cash-Based Awards.

 The Committee may grant Cash-Based Awards to any Eligible Individual in such amount and on such terms and conditions as the Committee may determine in its sole discretion at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-dominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in cash and in accordance with the terms of the Award as the Administrator determines.

12.	LTIP Units.

 The Committee shall have the right to grant LTIP Units or any other membership or ownership interests (which may be expressed as units or otherwise) in the Operating Partnership or any other Subsidiary (or other affiliate of the Company), with any Shares being issued in connection with the conversion of (or other distribution on account of) an interest granted under the authority of this Section 12 to be subject to Section 4 and the other provisions of the Plan, including the right to the payment of dividends pursuant to Section 7.

13.	Effect of a Termination; Transferability; Change in Time Commitment.

 13.1.       Termination. The Award Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or at any time thereafter.

 13.2.        Transferability of Awards and Shares.

(a) Non-Transferability of Awards. Except as set forth in Section 13.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at any time thereafter, no Award shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 13.2 shall be null and void.

(b) Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

(c) Transfers by Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement, and the Company will not be required to recognize any such transfer unless and until the transferee, as a condition of such transfer, delivers to the Company a written instrument in the form and substance satisfactory to the Company confirming that such transferee agrees to be bound by all the terms and conditions of the Award and (ii) the Participant’s estate or Beneficiary appointed in accordance with Section 13.2(d) will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(d) Beneficiary Designation. To the extent permitted by applicable law, the Company may from time to time permit each Participant to name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Award granted under the Plan in the event of the Participant’s death before the Participant receives any or all of such benefit or exercises such Award. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation or if any such designation is not effective under applicable law as determined by the Committee, benefits under Awards remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

(e) Domestic Relations Orders. Subject to the approval of the Committee, Awards may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

 13.3.       Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of such Participant’s services for the Company and any Subsidiary is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by applicable law, to (a) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

14.	Adjustment upon Changes in Capitalization.

 14.1.       In the event that (a) the outstanding Shares are changed into or exchanged for a different number or kind of shares of stock or other securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, substitution or other similar corporate event or transaction or (b) there is an extraordinary dividend or distribution by the Company in respect of its Shares or other capital stock or securities convertible into capital stock in cash, securities or other property (any event described in (a) or (b), an “Adjustment Event”), the Committee shall determine the appropriate adjustments, if any, to (i) the maximum number and kind of shares of stock or other securities or other equity interests as to which Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (iii) the number and kind of Shares or other securities covered by any or all outstanding Awards that have been granted under the Plan, (iv) the Option Price of outstanding Options and the Base Price of outstanding Stock Appreciation Rights, and (v) the Performance Objectives applicable to outstanding Performance Awards.

 14.2.      Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such a manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code, and (b) with respect to any Award that is not subject to Section 409A, in a manner that would not subject the Award to Section 409A and, with respect to any Award that is subject to Section 409A, in a manner that complies with Section 409A and all regulations and other guidance issued thereunder.

 14.3.        If, by reason of an Adjustment Event, pursuant to an Award, a Participant shall be entitled to, or shall be entitled to exercise an Award with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award prior to such Adjustment Event.

 14.4.       Any adjustment provided under this Section 14 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

15.	Effect of Certain Transactions.

 15.1.       Except as otherwise provided in the applicable Award Agreement, in connection a Corporate Transaction, either:

(a) outstanding Awards shall, unless otherwise provided in connection with a Corporate Transaction, continue following the Corporate Transaction and shall be adjusted if and as provided for in the agreement or plan (in the case of a liquidation or dissolution) entered into or adopted in connection with the Corporate Transaction (the “Transaction Agreement”), which may include, in the sole discretion of the Committee or the parties to the Corporate Transaction, the assumption or continuation of such Awards by, or the substitution for such Awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, exercise prices and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree, or

(b) outstanding Awards shall terminate upon the consummation of the Corporate Transaction; provided, that vested Awards shall not be terminated without:

(i)          in the case of vested Options and Stock Appreciation Rights (including those Options and Stock Appreciation Rights that would become vested upon the consummation of the Corporate Transaction), (1) providing the holders of affected Options and Stock Appreciation Rights a period of at least 15 days prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights, or (2) providing the holders of affected Options and Stock Appreciation Rights payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Share covered by the Option or Stock Appreciation Rights being canceled an amount equal to the excess, if any, of the per-Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Option or the Base Price of the Stock Appreciation Rights, or

(ii)        in the case of vested Awards other than Options or Stock Appreciation Rights (including those Awards that would become vested upon the consummation of the Corporate Transaction), providing the holders of affected Awards payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Share covered by the Award being canceled of the per-Share consideration to be paid or distributed to stockholders in the Corporate Transaction, in each case with the value of any non-cash consideration to be determined by the Committee in good faith.

(c) For the avoidance of doubt, if the amount determined pursuant to Section 15.1(b)(i)(2) above is zero or less, the affected Option or Stock Appreciation Rights may be terminated without any payment therefor.

 15.2.       Without limiting the generality of the foregoing or being construed as requiring any such action, solely with respect to unvested Options, Stock Appreciation Rights, and other Awards (other than Options and Stock Appreciation Rights) that are not continued following the Corporate Transaction as provided in Section 15.1(a), except as otherwise set forth in the applicable Award Agreement, in connection with any such Corporate Transaction, the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a) cause any or all unvested Awards to become fully vested and immediately exercisable (as applicable) and/or provide the holders of any such Options and Stock Appreciation Rights a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights;

(b) with respect to unvested Options and Stock Appreciation Rights that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Option or Stock Appreciation Right being terminated in an amount equal to all or a portion of the excess, if any, of the per-Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the exercise price of the Option or the Base Price of the Stock Appreciation Right, which may be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A, at such other time or times as the Committee may determine;

(c) with respect to unvested Awards (other than Options or Stock Appreciation Rights) that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Award being terminated in an amount equal to all or a portion of the per-Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith), which may be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A, at such other time or times as the Committee may determine.

(d) For the avoidance of doubt, if the amount determined pursuant to Section 15.2(b) above is zero or less, the affected Option or Stock Appreciation Rights may be terminated without any payment therefor.

 15.3.        Notwithstanding anything to the contrary in this Plan or any Agreement,

(a) the Committee may, in its sole discretion, provide in the Transaction Agreement or otherwise for different treatment for different Awards or Awards held by different Participants and, where alternative treatment is available for a Participant’s Awards, may allow the Participant to choose which treatment shall apply to such Participant's Awards;

(b) any action permitted under this Section 15 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes an Adjustment Event and action is taken pursuant to this Section 15 with respect to an outstanding Award, such action shall conclusively determine the treatment of such Award in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 14); and

(c) to the extent the Committee chooses to make payments to affected Participants pursuant to Section 15.1(b)(i)(2), Section 15.1(b)(ii), Section 15.2(b) or Section 15.2(c) above, any Participant who has not returned any letter of transmittal or similar acknowledgment that the Committee requires be signed in connection with such payment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit such Participant’s right to any payment and such Participant’s associated Awards may be canceled without any payment therefor.

 15.4.       In addition to the foregoing, in connection with any Corporate Transaction, prior to any payment or adjustment contemplated herein, the Committee may require a Participant to (A) represent and warrant as to the Participant’s unencumbered title to the Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, and (C) deliver customary transfer documentation as reasonably determined by the Committee, including a letter of transmittal or similar acknowledgment as a condition to receiving any payment in respect of such Participant’s Awards in connection with a Corporate Transaction, in which case any Participant who has not returned any such letter or similar acknowledgment within the time period established by the Committee and with due regard for the requirements of Section 409A for returning any such letter or similar acknowledgement will forfeit such Participant’s right to any payment, and such Participant’s associated Award may be canceled without any payment therefor.

16.	Interpretation.

 16.1.       Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

 16.2.        Compliance with Section 409A.

(a) All Awards granted under the Plan are intended either not to be subject to Section 409A or, if subject to Section 409A, to be administered, operated and construed in compliance with Section 409A. Notwithstanding this or any other provision of the Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.

(b) Notwithstanding anything to the contrary in this Plan or in an Award Agreement, solely with respect to any Award that provides for a “deferral of compensation,” as that term is defined under Section 409A:

(i)         if the definition of Change in Control or Corporate Transaction is required to comply with the requirements of Section 409A in order for such Award to comply with Section 409A, then no transaction or series of transactions otherwise constituting a Change in Control or Corporate Transaction, as applicable, as defined in the Plan, will be considered a Change in Control or Corporate Transaction, as applicable, for such purposes unless it also qualifies as a change in the ownership or effective control of an appropriate entity, or in the ownership of a substantial portion of the assets thereof, within the meaning of Section 409A;

(ii)         if the definition of Disability is required to comply with the requirements of Section 409A in order for such Award to comply with Section 409A, then the Participant holding such Award will not be deemed to have experienced a Disability for purposes of determining the payment date of such Award unless the Participant both satisfies the definition of Disability in the Plan and either (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; and

(iii)        if the definition of Termination is required to constitute a “separation from service” within the meaning of Section 409A in order for such Award to comply with Section 409A, then (x) the Participant holding such Award will not be deemed to have experienced a Termination for purposes of determining the payment date of such Award unless the Participant has experienced a Termination, as defined in the Plan, as well as a “separation from service” within the meaning of Section 409A (without regard to any alternative definitions thereunder), and (y) if the Participant is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of the “separation from service” will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

17.	Term; Plan Termination and Amendment of the Plan; Modification of Awards.

 17.1.        Term. The Plan shall terminate on the Plan Termination Date and no Award shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Awards.

 17.2.        Plan Amendment or Plan Termination. The Committee may earlier terminate the Plan and the Committee may at any time and from time to time amend, modify or suspend the Plan; provided, that:

(a) no such amendment, modification, suspension or termination shall materially impair or materially and adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which the Participant may have acquired through or as a result of the Plan, except in either case, as the Committee deems necessary or appropriate to comply with applicable law or the rules and regulations of any governmental authority; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement or as provided in Section 3.8, no other amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

 17.3.       Modification of Awards. Except as expressly provided herein, no modification of an Award shall materially and adversely alter or impair any rights or obligations under the Award without the consent of the Participant.

18.	Non-Exclusivity of the Plan.

 The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	Limitation of Liability.

 As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any Person any right to be granted an Award other than at the sole discretion of the Committee;

(b) limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any Person at any time;

(c) be evidence of any agreement or understanding, express or implied, that the Company will pay any Person at any particular rate of compensation or for any particular period of time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company will employ any Person at any particular rate of compensation or for any particular period of time.

20.	Regulations and Other Approvals; Governing Law.

 20.1.        Governing Law. Except as to matters of federal law, the Plan and the rights of all Persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to conflicts of laws principles thereof.

 20.2.        Compliance with Law.

(a) The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Committee may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(c) Each grant of an Award and the issuance of Shares or other settlement of the Award is subject to compliance with all applicable federal, state and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any Person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

 20.3.       Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 thereof or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

21.	Miscellaneous.

 21.1.       Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards as the Committee may provide. If required by the Committee, an Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.

 21.2.       Forfeiture Events; Clawback. The Committee may specify in an Award Agreement or in any policy of the Company, whether adopted prior to or subsequent to the grant date of an Award, that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the Plan (whenever granted) shall be subject to the terms of any clawback policy maintained by the Company or as required by law, as it may be amended from time to time.

 21.3.       Right of Offset. The Company has the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any undisputed outstanding amounts that the Participant then owes to the Company (including, without limitation, travel and entertainment, advance account balances, loans, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs); provided, that the Participant is first offered the opportunity to pay cash for such outstanding amounts. Notwithstanding the foregoing, the Committee has no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan in respect of any Awards or in respect of any non-qualified deferred compensation amounts if such offset would subject the Participant to an additional tax imposed under Section 409A of the Code.

 21.4.       Waiver of Claims. Each Participant who receives an Award recognizes and agrees that, before being selected by the Committee to receive an Award, the Participant has no right to any benefits under such Award. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, the Participant expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action, or omission hereunder or under any Award Agreement by the Board, the Committee, the Company, or its Subsidiaries, or any amendment to the Plan or any Award Agreement (other than an amendment to the Award Agreement for which such Participant’s consent is expressly required by the terms of the Award Agreement or the Plan).

 21.5.        Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to or, subject to Section 3.8, in substitution for one or more Awards previously granted to that Eligible Individual.

 21.6.        Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or Shares to a Participant or other Person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action it deems necessary or appropriate to satisfy any income or other tax withholding requirements as a result of the grant, exercise, vesting or settlement of any Award under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes or to withhold from wages or other amounts otherwise payable to a Participant or other Person, and require that the Participant or other Person furnish all information deemed necessary or appropriate by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment or the issuance or release of any Shares pursuant to an Award. If the Participant or other Person shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or other Person or to take such other action as may be necessary or appropriate to satisfy such withholding obligations. If specified in an Award Agreement at the time of grant or otherwise approved by the Committee in its sole discretion, a Participant may, in satisfaction of such Participant’s obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Award, elect to (a) make a cash payment to the Company, (b) have withheld a portion of the Shares then issuable to such Participant or the cash otherwise payable to such Participant pursuant to an Award, (c) deliver Shares owned by the Participant prior to the exercise, vesting or other settlement of an Award, in each case having an aggregate Fair Market Value equal to the withholding taxes, or (d) utilize a cashless settlement procedure through a registered broker-dealer pursuant to such cashless settlement procedures that are, from time to time, deemed acceptable by the Committee. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s or its Subsidiary’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and its Subsidiaries, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any failure by the Company and its Subsidiaries to withhold the proper amount.

 21.7.       No Duty to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (a) agrees to not make any claim against the Company, its Subsidiaries, or any of its officers, directors or employees related to tax liabilities arising from such Award or other Company compensation and (b) acknowledges that such Participant was advised to consult with the Participant’s own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.

 21.8.       Disposition of ISO Shares. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Participant pursuant to such exercise, the Participant shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

 21.9.       Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.